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                                                                    Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
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Contact:     Cosmo S. Trapani                     Joe M. Grillo
             CIRCOR International, Inc.           Nicolazzo & Associates
             (781) 273-6268                       (617) 951-0000

                  CIRCOR INTERNATIONAL, INC. (NYSE:CIR) BEGINS
                     TRADING ON THE NEW YORK STOCK EXCHANGE

           New Spin-Off Delivers Critical Valve Technologies to Global Instrumentation and Fluid Regulation and Petrochemical Markets

     BURLINGTON, Mass., Tuesday, Oct. 19, 1999 - CIRCOR International, Inc, a leading global provider of valve technologies for the instrumentation and fluid regulation and petrochemical industries, today began trading its shares on The New York Stock Exchange under the symbol "CIR."

     CIRCOR was spun off from Watts Industries, Inc. (NYSE:WTS). CIRCOR and its affiliates own and operate all of the businesses that previously comprised Watts' industrial, oil and gas businesses. Collectively, these businesses represent $323 million in revenues for the fiscal year ended June 30, 1999.

     Earlier today, David A. Bloss, Sr., CIRCOR Chairman, President and Chief Executive Officer, board members and other senior company executives attended special first-day-of-trading ceremonies on the floor of the Exchange. Bloss, who was previously President and Chief Operating Officer of Watts, purchased the first shares traded on the Exchange and later in the day is expected to bang the gavel to close the session.

     Commenting from New York, Bloss said, "The launch of CIRCOR is an exciting opportunity to grow the global presence of our valve technology. Our vision is to offer products that assist in the world's ability to use fluids safely and efficiently in improving everyday life. We have assembled a core management team that have a proven track record to fulfill that vision and grow the company. CIRCOR products will set the standard for quality, value and mission-critical applications."

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CIRCOR Press Release
Page 2
Oct. 19, 1999

     In addition, CIRCOR has adopted a Shareholder Rights Plan. The Plan is designed to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of CIRCOR is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.

     CIRCOR designs, manufactures and distributes a full line of products through two major product groups: Instrumentation and Fluid Regulation Group and Petrochemical Products Group. The Instrumentation and Fluid Regulation Products Group manufactures and markets valves and controls for diverse end-user applications including hydraulic, pneumatic, cryogenic and steam applications. Products include precision valves, compression tube and pipe fittings, control valves and regulators. Businesses in this unit include Aerodyne Controls, Atkomatic Valve Company, Circle Seal Controls, Inc., Go Regulator, Inc., Hoke, Inc., Leslie Controls, Inc., Nicholson Steam Trap and Spence Engineering Company.

     The Petrochemical Products Group manufactures and supplies flanged and threaded floating ball valves, trunnion supported ball valves, needle valves, check valves, butterfly valves, large forged steel ball valves, gate valves and strainers for use in oil, gas and chemical processing and industrial applications. This group is one of the top producers of ball valves for the oil and gas market worldwide. Companies within this group include Contromatics Industrial Products, KF Industries, Inc., Pibiviesse S.p.A, SWVC Ltd., SSI Equipment and Telford Valve and Specialties, Inc.

     CIRCOR markets its products to distributors and end-users primarily through commissioned representatives and also has a direct sales force. The company, which will have approximately 1,635 employees worldwide, has fully integrated and highly automated manufacturing capabilities and all its major facilities have acquired ISO 9000, 9001 or 9002 certification as wall as American Petroleum Institute certification for petrochemical products.

     CIRCOR has operations in California, Connecticut, Florida, New Hampshire, New York, Oklahoma, South Carolina and Texas; Canadian plant operations in Burlington, Ontario and Edmonton, Alberta; and overseas facilities in China and Italy.

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CIRCOR Press Release
Page 3
Oct. 19, 1999

     CIRCOR International, Inc. is a leading provider of leading edge technologies that help customers around the world use fluids safely and efficiently while improving the quality of everyday life. The Company's products address mission-critical applications in the Fluid Regulation and Instrumentation and Petrochemical markets, CIRCOR is headquartered at, 35 Corporate Drive, Burlington, Mass. 01803, (781) 270-1200. The company can be found on the World Wide Web at www.circor.com.
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     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, CIRCOR's ability to complete future acquisitions and to successfully integrate future and past acquisitions; CIRCOR's ability to develop and market new products; the competitive environment; and general economic conditions. For further information, please refer to CIRCOR's filings with the Securities and Exchange Commission.

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